Exhibit 4.1

                               AMENDING AGREEMENT

THIS AMENDING AGREEMENT dated this 20th day of August, 2014

BETWEEN:

                             MAGNA EQUITIES II, LLC

                   (FORMERLY KNOWN AS HANOVER HOLDINGS I, LLC)

                                     - AND -

                                 TUNGSTEN CORP.

BACKGROUND

A. Magna Equities II, LLC ("Holder") and Tungsten Corp. ("Company") completed a transaction involving the Senior Convertible Note (the "Note") dated January 2nd, 2014 in the Principal amount of $127,500.

B. The parties desire to amend the Note on the terms and conditions set forth in this Amending Agreement for the Note, and any previous terms and conditions shall hereby be bound by the amendments set forth hereof.

     IN CONSIDERATION OF the Parties agreeing to amend their obligations in the existing Note, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, both Parties agree to keep, perform and fulfill the promises, conditions and agreements below:

AMENDMENTS

1.   The Agreement is amended as follows in regards to Section 3.b.ii:

     a. "NEW CONVERSION PRICE" means, as of any Conversion Date or other date of determination, the lesser price of i) a 35% discount from the lowest Trading Price for the three (3) trading days prior to the day that the Holder requests conversion or ii) "CONVERSION PRICE" as stated in the Note.

     b. All terms, conditions and rights afforded pursuant to the conditions of the Note shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed by an officer thereunto duly authorized, as of the date first written above.

Magna Equities II, LLC                             Tungsten Corp.


/s/ Joshua Sason                                   /s/ Guy Martin
-----------------------------                      -----------------------------
Joshua Sason                                       Name:  Guy Martin
Managing Member                                    Title: President